Exhibit 10.37

TRINITY BANK

SUPPLEMENTAL AGREEMENT

This SUPPLEMENTAL AGREEMENT (this “Agreement”) is executed as of this 25th day of May 2005, by and between Trinity Bank, Citizens South Bank (the “Bank”) and David C. McGuirt (the “Executive”).

WHEREAS, the Executive is employed by Trinity Bank as its Chief Executive Officer; and

WHEREAS, it is expected that Trinity Bank will be acquired by and merged into the Bank (“Merger”) pursuant to that Agreement and Plan of Merger by and between Citizens South Banking Corporation, the Bank and Trinity Bank, dated May 25, 2005; and

WHEREAS, in accordance with the Employment Agreement entered into between Trinity Bank and the Executive, dated November 2, 1999 (the “Employment Agreement”), Executive shall be entitled to a payment in the event of his termination of employment in connection with a Change in Control; and

WHEREAS, the Bank and Trinity Bank have agreed that the Merger shall constitute a Change in Control and Executive shall be entitled to a payment in accordance with Section 10 of the Employment Agreement; and

WHEREAS, consistent with the requirements of Section 409A of the Internal Revenue Code (“Code”) and Treasury Notice 2005-01, Trinity Bank and the Executive wish to amend and supplement the Employment Agreement by this Agreement to provide that the payment to which the Executive shall become entitled as a result of the Change in Control shall be deferred and paid commencing in 2010, over a period of ten (10) years; and

WHEREAS, this Supplemental Agreement shall also provide that at the effective time of the Merger, the Employment Agreement shall terminate and Trinity Bank and the Executive shall have no further obligations thereunder, the only continuing obligations being those set forth in this Supplemental Agreement; and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as either of the Bank or any of its subsidiaries is concerned.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Section 10(e) of the Employment Agreement shall be rescinded. In lieu thereof, the payments required by Section 10(c) of the Employment Agreement, as modified by Section 10(g) of the Employment Agreement (the “Payment”) shall be deferred and paid as follows:

(a) From the Effective Time until January 2010, the amount deferred shall be accrued on a general ledger account at the Bank and shall be credited with interest annually at the applicable long-term applicable federal rate (“AFR”), as determined in accordance with Section 280G of the Internal Revenue Code (“Code”) at the Effective Time. (In May 2005, the applicable long-term federal rate is 5.72%)

(b) Thereafter, the amount deferred shall be annuitized using the AFR and shall be paid in equal annual installments for a period of ten years, commencing on the first business day in January 2010 and continuing through the first business day in January 2019.

(c) In the event of the Executive’s death prior to the final payment set forth herein, the remaining payments shall be made to the Executive’s beneficiary(ies) designated by the Executive in writing and attached to this Supplemental Agreement as Exhibit A.

2. Termination of Employment Agreement; Release and Waiver. Executive hereby agrees that at the Effective Time, the Employment Agreement between Trinity Bank and Executive shall terminate and be of no further force and effect. Upon the payment to Executive of the amounts set forth in Paragraph 1 above, Executive releases, waives, discharges and acquits Trinity Bank, the Bank, and Citizens South Banking Corporation (collectively, the “Employer”), and their respective directors, officers, employees and agents, and the heirs, successors and assigns of all of them, from any and all claims, known or unknown, which the Executive, his heirs, successors and assigns, have or might have arising from or relating to this Agreement and the payments set forth in Paragraph 1 hereof. This Agreement and Release shall not affect Executive’s rights or benefits under any tax-qualified employee benefit plan of the Employer or under the Trinity Bank Supplemental Retirement Plan for David McGuirt adopted as of 2003.

3. General Provisions.

(a) Heirs, Successors and Assigns. The terms of this Supplemental Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns, including but not limited to the Employer.

(b) Final Agreement. This Supplemental Agreement represents the entire understanding of the parties with respect to the subject matter hereof and thereof and, together, supersede all prior understandings, written or oral. The terms of this Supplemental Release may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(c) Governing Law. This Supplemental Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of North Carolina, without reference to its principles of conflicts of law.

(d) Counterparts. This Supplemental Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

(e) Severability. Any term or provision of this Supplemental Agreement which is held to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provision of this Supplemental Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Supplemental Agreement.

EXECUTIVE	DATE: May 25, 2005

/s/ David C. McGuirt

TRINITY BANK	DATE: May 25, 2005

/s/ Dennis Livingston

CITIZENS SOUTH BANK	DATE: May 25, 2005

/s/ Kim S. Price
President / CEO

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